IOWA FIRST BANCSHARES CORP.
                             300 East Second Street
                             Muscatine, Iowa 52761
                              PHONE (563) 263-4221
                         www.fnbmusc.com ("investors")



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Iowa First Bancshares Corp., an Iowa corporation, will be held at the corporate offices of the Company and its subsidiary, First National Bank of Muscatine, Muscatine, Iowa, on Thursday, April 15, 2004, beginning at 2:00 p.m. (local time) in order to:

1.   Elect four current Directors for terms of three years each;

2. Transact any other business which may be properly brought before the meeting or any adjournment of the meeting.

Common stockholders of record as of the close of business on March 17, 2004 are entitled to vote at the Annual Meeting or any adjournment thereof.

While we would like to have each of you attend the meeting and vote your shares in person, we realize this may not be possible. However, whether or not you plan to attend the meeting, your vote is very important. Even if you plan to attend the meeting, we encourage you to sign and return the enclosed proxy. If you are unable to attend the meeting because of illness or any other reason, your vote will still be cast. If you do attend the meeting, your proxy will automatically be suspended if you elect to vote in person.

We encourage your attendance at this meeting. The Officers and Directors want to keep you, one of the owners of the Company, informed of its activities and progress.

Very truly yours,

                                                           /s/ D. Scott Ingstad
                                                           ---------------------
Muscatine, Iowa March 18,2004                              D. Scott Ingstad
                                                           Chairman of the Board

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.

PROXY STATEMENT

General Information Concerning the Solicitation of Proxies

This Proxy Statement is furnished by and on behalf of the Board of directors of Iowa First Bancshares Corp. (the "Company") in connection with the solicitation of proxies for use at the annual meeting of shareholders of the Company to be held on April 15, 2004 at First National Bank of Muscatine, 300 East Second Street, Muscatine, Iowa, and at any adjournment or postponement thereof (the "Annual Meeting").

A shareholder who gives a proxy may revoke it at any time prior to its exercise by filing with the Corporate Secretary a written revocation or a duly executed proxy bearing a later date. The proxy will be suspended if the shareholder is present at the meeting and elects to vote in person. If the proxy is not revoked, the shares represented thereby will be voted in the manner specified in the proxy. A proxy properly executed and received prior to the Annual Meeting which does not give specific voting instructions will be voted FOR the election ofthe nominees to the Board of Directors set forth herein and FOR the persons designated as proxies on the enclosed proxy card to determine what is in the best interest of the Company in any other business that may properly come before the meeting or any adjournment thereof. Abstentions will be treated as shares present and entitled to vote for purposes of determining whether a quorum is present, but not voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a proxy returned by a broker indicates that the broker does not have discretionary authority to vote some or all of the shares covered thereby for any matter submitted to the shareholders for a vote (broker non-votes), such shares will be considered present for the purpose of determining whether a quorum is present, but will not be entitled to vote at the Annual Meeting of Shareholders.

As of March 17,2004,1,417,560 shares of common stock were outstanding, each of which is entitled to one vote, in person or by proxy, at the meeting. A quorum is defined as holders of a majority of the issued and outstanding shares of Common Stock entitled to vote are present at the Annual Meeting, represented either in person or by proxy. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the Annual Meeting, whether those shareholders vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Only shareholders of record as of the close of business on March 17,2004 will be entitled to notice of and to vote at the meeting.

The affirmative vote of the holders of a majority of the outstanding shares entitled to vote is required for adoption of motions and resolutions, except that changes in voting rights, removal of Directors, amendments to the Articles of Incorporation, and approval of mergers, consolidations, or partial liquidations require the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote.

If you are registered on the stock transfer books of Iowa First Bancshares Corp. as the holder of record of your shares, you can vote your shares in one of two ways:

(1) By calling the toll-free telephone number with the voting form in hand and following the simple instructions.

(2) By marking, signing, dating and promptly returning the proxy card. We have enclosed a postage-paid envelope for your convenience.

If your shares are held of record in the name of a bank, broker or other holder of record, you must follow the instructions from the holder of record in order to have your shares voted.

Important Notice Regarding Delivery of Security Holder Documents

The Securities and Exchange Commission has adopted rules that allow us to deliver a single annual report and proxy statement to a household at which two or more security holders reside and whom we believe are members of the same family. Accordingly, such households will receive only one copy of the Annual Report to Shareholders and Proxy Statement or any other information statement unless we receive instructions that you prefer multiple mailings. However, these households will continue to receive individual proxy cards for each registered shareholder account. If you prefer to receive copies of the above documents for each registered shareholder account, please contact our stock transfer agent, UMB Bank, NA, toll-free at: 1-800-884-4225. It may take up to 30 days for you to begin receiving separate mailings if you choose that alternative.

Security Ownership of Certain Beneficial Owners

The following table sets forth information known as February 28, 2004, with respect to any person who is known to the Company to be the beneficial owner of more than 5 percent of the common stock of Iowa First Bancshares Corp. For information regarding Director and Executive Officer stock ownership, see "Election of Directors".

Name and Address of                         Amount and Nature of        Percent
Beneficial Owners                           Beneficial Ownership        of Class
--------------------------------------------------------------------------------

George A. Shepley
401 Hogan Court
Muscatine. Iowa ........................         117,399 (1)              8.28%

Iowa First Bancshares Corp. Employees
Stock Ownership Plan with 401 (k)
Provisions (KSOP) (2)
Muscatine, Iowa ........................         101,915                  7.19%

(1) Includes 117,099 shares as beneficially owned by Mr. Shepley because the Company's management believes he has the power to exercise investment decisions with respect to such shares.

(2) The Company's KSOP holds shares of the Company's common stock pursuant to the terms of the KSOP governing document. The Trustees of the KSOP, a committee of the Board of Directors, has the power to dispose of KSOP shares in accordance with the terms of the KSOP and votes any shares owned by the KSOP, except in the case of adoption of motions regarding changes in voting rights, removal of Directors, amendments to the Articles of Incorporation, and approval of mergers, consolidations, or partial liquidations. In these instances, shares allocated to participants' accounts are voted by the respective participants. The amount of beneficial ownership shown for the KSOP includes those shares allocated to accounts of executive officers of the Company, which are also reflected in the individual's respective beneficial ownership as listed in the Summary Compensation Table on the following page.

Proposal One - Election of Directors

At the annual meeting, shareholders will be asked to elect four current Directors to hold office for terms of three years each.

The Board of Directors and management recommend the election of the four nominees listed herein. The named proxies intend to vote for the election of the nominees. If, at the time of the meeting, any of such nominees is unable or declines to serve, the discretionary authority provided in the proxy will be exercised to vote for a substitute or substitutes, unless otherwise directed. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Information Concerning Nominees for Election as Directors

The Board of Directors presently consists of twelve Directors divided into three classes, with four Directors in each class. Directors of one class are elected each year to hold office for a three-year term, until their successors are duly elected and qualified, or until their earlier resignation or removal. The terms of office of the current Class III Directors will expire on the election of the Directors at the 2004 annual meeting of shareholders.

The shareholders will be asked to elect the four current Class III nominees listed herein for terms of three years or until a successor is elected and qualified or until his or her earlier resignation or removal. If the four nominees are elected all of the current twelve Directorships will be filled.

Certain information is set out on the following pages with respect to the four persons nominated by the Board of Directors to serve as Directors and with respect to the Directors continuing in office for terms expiring in 2005 and 2006.

                      IOWA FIRST BANCSHARES CORP. DIRECTORS

                                                                              Nominated    As of February 28, 2004
                                                                              For Term     -----------------------
                                                                              Expiring,     Amount and
Nominee               Position(s)                                            Or Current     Nature of     Percent
Or Current            Held with                                    Director     Term        Beneficial       of
Director              the Company                             Age    Since     Expires      Ownership      Class
------------------------------------------------------------------------------------------------------------------
Kim K. Bartling       Director. Executive Vice President,
                      Chief Operating Officer and Treasurer
                      of the Company. EVP and CFO of
                      First National Bank of Muscatine.       46     1994       2006           23,188        1.64%

Roy J. Carver, Jr.    Director.                               60     1989       2007 *         17,400        1.23%

Stephen R. Cracker    Director. President and CEO
                      First National Bank in Fairfield.       58     2002       2007 *         12,607          **

Larry L. Emmert       Director.                               62     1993       2006           24,666        1.74%

Craig R. Foss         Director. Chairman of the Board,
                      First National Bank in Fairfield.       54     1994       2005            3,360          **

Donald R. Heckman     Director.                               65     1984       2005           26,060        1.84%

David R. Housley      Director.                               52     1999       2006            5,510          **

D. Scott Ingstad      Chairman, President and CEO of the
                      Company. Chairman, President and
                      CEO, First National Bank of
                      Muscatine.                              53     1990       2005           17,475        1.23%

Dr. Victor G. McAvoy  Director.                               60     1994       2007 *          7,500          **

John "Jay' S. McKee   Director.                               50     1999       2007 *          1,886          **

Richard L. Shepley    Director.                               58     2003       2006           18,219 (1)    1.29%

Beverly J. White      Director.                               64     1988       2005           20,824        1.47%

* Nominated for election to the Board of Directors for a three year term at the April 15, 2004, annual meeting of shareholders of Iowa First Bancshares Corp.

**   Less than 1 percent of the outstanding stock of the Company.

(1) The amount shown for Richard L. Shepley includes 11,319 shares of common stock which are owned by trusts over which Mr. Shepley has only limited or contingent ownership rights. Mr. Richard L. Shepley disclaims beneficial ownership of such shares.

One other Executive Officer listed in the Summary Compensation Table, Tim Nelson, owns beneficially 6,909 shares, or less than 1 percent of the Company.

The beneficial ownership of current, continuing and nominated Directors is set out in the table above. All current Directors and Executive Officers as a group (13 persons) own beneficially 185,604 shares, which constitutes 13.1 percent of the class.

Shares listed as beneficially owned include, for Directors who are also officers of the Company, shares held in the Company's retirement plan for the benefit of such individuals.

The business experience of each nominated and continuing Director is set forth in the following section. All Directors have held their present position for at least five years unless otherwise indicated.

Kim K. Bartling. Mr. Bartling has been Executive Vice President, Chief Operating Officer and Treasurer since December 1996. He has served as Executive Vice President and Chief Financial Officer of First National Bank of Muscatine since February 1997. Mr. Bartling served as Senior Vice President, Chief Financial Officer and Treasurer of the Company and First National Bank of Muscatine beginning in 1988. Prior to serving in these positions he served as Vice President/Finance of the Company and First National Bank of Muscatine since 1987. Mr. Bartling is also a Director of the Company, First National Bank of Muscatine and First National Bank in Fairfield.

Roy J. Carver, Jr. Mr. Carver has been Chairman of Carver Pump Company, a manufacturer of industrial pumps used in military and civilian applications, since 1981. Mr. Carver is also a Director of Bandag, Incorporated, and Catalyst International, Inc., which have classes of securities registered with the Securities and Exchange Commission. Mr. Carver is also President of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine, Iowa, and Davenport, Iowa. He also is owner of several other private businesses involved in manufacturing, retailing and real estate development.

Stephen  R.  Cracker.  Mr.  Cracker  has  served as  President  and CEO of First
National Bank in Fairfield since January 1, 2002, prior to which he served as Executive Vice President and Chief Operating Officer from 1985 through 2001. Mr. Cracker also has served since 1982 as a Director of First National Bank in Fairfield.

Larry L. Emmert. Mr. Emmert has been President of Hoffmann, Inc., a general building contractor located in Muscatine, Iowa, since 1981. Mr. Emmert is also a Director of First National Bank of Muscatine.

Craig R. Foss. Mr. Foss has been President and a shareholder of the law firm of Foss, Kuiken, Gookin & Cochran, P.C., Fairfield, Iowa, since 1979. Mr. Foss is also Chairman of the Board of First National Bank in Fairfield.

Donald R. Heckman. Mr. Heckman is an investor. Prior to retirement, Mr. Heckman had been Factory Manager of the H. J. Heinz Co. plant located in Muscatine, Iowa, 1973 to February 1995. This plant produced and warehoused various consumer products including ketchup, gravy and various sauces. Mr. Heckman is also a Director of First National Bank of Muscatine.

David R. Housley. Mr. Housley has served over fifteen years as President of Doran and Ward Printing Co., a commercial printing company specializing in the printing of packaging products. Mr. Housley has served since late 2001 as President of Simpson Security Papers, Inc., a manufacturer and wholesaler of safety/security paper used primarily by printing companies for documents, checks, certificates, licenses, etc. He also served as President of Master Muffler and Brake, Inc. for more than fifteen years through December 2001, and Automart Undercar Distributors for approximately five years ending in January 2002. These companies are retail and wholesale suppliers of mufflers and various other replacement parts for the underside of automobiles. Mr. Housley became a Director of First National Bank of Muscatine in February 1999 and a Director of the Company in April 1999.

D. Scott Ingstad. Mr. Ingstad has served as First National Bank of Muscatine's Chairman of the Board since April 2003, Vice Chairman of the Board October 1999 to April 2003, and Director, President and CEO since 1990. Mr. Ingstad also has served since April 2003 as the Company's Chairman of the Board. He served as Vice Chairman of the Company from October 1999 to April 2003. Additionally, he has held the positions of President, since December 1996, and CEO since January 2001, of the Company.

Victor G. McAvoy. Dr. McAvoy has served as President of Muscatine Community College and Vice-Chancellor of the Eastern Iowa Community College District since 1986. Mr. McAvoy is also a Director of First National Bank of Muscatine.

John "Jay" S. McKee. Mr. McKee has served as Vice President of Finance of McKee Button Company, a manufacturer of buttons emphasizing the men's dress shirt market, since 1982. Mr. McKee became a Director of First National Bank of Muscatine in February 1999 and a Director of the Company in April 1999.

Richard L. Shepley. Mr. Shepley has been an independent bank consultant since 2000. From 1997 until 2000, Mr. Shepley was Chief Investment Officer for Marshall Ventures, LLC, a private equity fund specializing in financial services. From 1990 until 1997, Mr. Shepley held various executive management and Board of Directors positions with several companies in the commercial banking, merchant banking, specialty finance and mortgage banking businesses. For the period 1969 until 1990, he worked at First Bank System, Inc., Minneapolis, Minnesota, (now U.S. Bancorp, Inc.) where he attained the position of Chief Credit Officer and served on the Boards of The First National Bank of Saint Paul and First National Bank of Minneapolis. He currently serves on the Board of Directors of Sunwest Bank, Tustin, California, which has securities registered with the Securities and Exchange Commission as well as Franklin National Bank, Minneapolis, Minnesota, First Eldorado Bancshares, Inc., Eldorado, Illinois, and American Bank, Grand Rapids, Minnesota. Mr. Shepley became a Director of First National Bank of Muscatine in September 2003.

Beverly J. White. Mrs. White has served as a Director since 1993, and Vice President since 1996, of Quality Foundry Co. Quality Foundry Co. is landlord to a business operating a grey iron foundry specializing in semi-steel castings. Mrs. White is also a Director of First National Bank of Muscatine.

Officers and Directors of the Company and its subsidiaries have had, and may have in the future, banking transactions in the ordinary course of business of the Company's subsidiaries. All such transactions are on substantially the same terms, including interest rates on loans and collateral, as those prevailing at the time for comparable transactions with others and involve no more than the normal risk of collectibility.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" EACH OF THE DIRECTOR NOMINEES.

Director Independence and Corporate Governance

A director is not considered independent if any of the following apply: (i) a director is, or was at any time during the past three years, employed by the Company, including its parent and subsidiaries, (H) a director who individually, or whose family members, accepted more than $60,000 in payments from the Company during the current or any of the past three years, subject to various exceptions, (iii) a director whose family member is, or at any time during the past three years was, employed as an executive officer of the Company, (iv) a director who received payments for property or services during the current or any of the past three years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, to or from an entity where the director or his family member is a partner (other than a limited partner), controlling shareholder or executive officer, (v) a director who is, or who has a family member who is, employed as an executive officer of another entity where at any time during the last three years any of the executive officers of the listed company served on the compensation committee of such other entity, and (vi) a director, or a directors family member is a current partner of the Company's outside auditor or was a partner or employee of the Company's outside auditor who worked on the Company's audit an any time during the past three years.

All members of the Audit Committee must be independent based on pertinent SEC Rules and also meet additional independence and financial literacy requirements. At least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied by the Board determining that at least one Audit Committee member is an "audit committee financial expert" within the meaning of the SEC Rules. Generally, the additional independence standard provides that (i) a member of the Audit Committee, or his or her immediate family members, are prohibited from receiving any direct or indirect compensation or fee from the Company or its affiliates, and (ii) he or she may not be an affiliated person of the Company or any of its subsidiaries. Generally, the financial literacy standard provides that the Board, in its business judgment, shall determine if each member is financially literate, taking into account factors such as the member's education, experience and ability to read and understand financial statements of public companies. Also, potential audit committee financial experts must have five additional attributes, which are: (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (Hi) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company's financial statements, or experience actively supervising one or more persons engaged in such activities, (iv) an understanding of internal controls and procedures for financial reporting, and (v) an understanding of how audit committees function. All together, attributes (i) through (v) are referred to as the "Financial Expert Attributes."

Based on the independence, financial literacy and financial expert standards, the Board has determined that Donald R. Heckman, John "Jay" S. McKee and Beverly
J. White are (i) independent, for purposes of serving as independent members of the Board of Directors (ii) independent, for purposes of serving as independent members of the Audit Committee under applicable SEC Rules, and (iii) financially literate, for purposes of serving on the Audit Committee. The Board has also determined that Mr. Heckman has the Financial Expert Attributes listed on the previous page.

A majority of the directors of the Company are independent, non-employee Directors. Directors who are also employees of the Company are: Mr. Ingstad, Chairman of the Board, President and CEO; Mr. Bartling, Executive Vice President, Chief Operating Officer and Treasurer, and; Mr. Cracker, President and CEO of the subsidiary First National Bank in Fairfield. The Company has a Code of Ethical Conduct for Principal Officers and Financial Managers. The Board of directors believes these company leaders must set an exemplary standard of conduct for the Company, particularly in the areas of accounting, internal accounting control, auditing and finance. The full text of the Code of Ethical Conduct for Principal Officers and Financial Managers has been posted to the Company's website, www.fnbmusc.com and can be found under the Investors link. The company has also adopted a Code of Business Conduct and Ethics for Employees and Directors of the Company. This Code provides guidance to the Board, management and employees in areas of ethical business conduct and risk and assists them to recognize and deal with ethical issues including, but not necessarily limited to, (i) conflicts of interest, (ii) corporate opportunities,
(iii)  confidentiality,  (iv) fair dealing,  (v) protection of corporate assets,
(vi) compliance with rules and regulations, and (vii) reporting of unethical behavior. The full text of the Code of Business Conduct and Ethics for Employees and Directors has been posted to the Company's website, www.fnbmusc.com and can be found under the Investors link. These Codes of Conduct serve to inform and reinforce to all employees our strong commitment, as a corporate family, to high ethical standards and compliance with the law.

Meetings and Committees of the Board of Directors and Certain Relationships and Related Transactions

The Board of Directors held twelve regular meetings and no special meetings during the last fiscal year. All incumbent Directors attended at least 75% of the regular Board of Directors meetings held after each Director was duly elected and qualified. The Board has four standing committees that deal with human resource and compensation matters, retirement plans, audit, and nominations to the Board. The annual retainer that each outside Company Director received in 2003 was $5,500, plus $125 for each committee meeting attended. During 2003, each Director of the Company served as Director and member of committees for subsidiary boards and committees, with the exception of Mr. Carver who served only as a Director of the Company. The annual retainer fee paid to each outside subsidiary Director was $4,200 to $4,500, plus $75 to $250 for attendance at each committee meeting. Executive officers who also serve on the Board of Directors do not receive such retainer or committee fees. The Company offers the option to the directors to defer receipt of a portion of the cash that would have been paid as directors' fees. The deferred fees are invested by the Company, and the director is an unsecured general creditor of the Company. At the time the deferral election is made, the director specifies the amount of the fees to be deferred and the duration of the deferral. The deferred fees are credited with interest computed at an annual rate equal to the taxable equivalent rate (determined using the Company's highest marginal tax bracket) of the highest yielding investment purchased by the Company related to the deferred compensation agreements. The Company in 2003 paid one Director, Richard L. Shepley, $1,350 as travel expenses in recognition of the relatively long distance he must travel to attend board and committee meetings.

The Human Resource and Compensation Committee met four times; its members are Mrs. White (Chairperson), Mr. Emmert, Mr. Housley, and Mr. McAvoy. All members of the Human Resource and Compensation Committee are independent, non-employee directors. The Retirement Plan Committee met one time during 2003; its members are Mr. McAvoy (Chairman), Mr. Emmert, Mrs. White and Mr. Bartling. All of its members are independent, nonemployee directors with the exception of Mr. Bartling who is an employee of the company. Beginning in 2004, this committee will be comprised entirely by independent, non-employee directors. The Audit Committee met six times; it is comprised entirely by independent, non-employee directors. Its members are Mr. Heckman (Chairman), Mr. McKee, and Mrs. White. Mr. Heckman is considered financially sophisticated and is the designated financial expert of the Audit Committee. The Nominating Committee did not meet during 2003, but held a meeting in January 2004. The Nominating Committee members are Mr. Heckman (Chairman), Mr. Emmert, and Mrs. White. Mr. Emmert was added to the Nominating Committee to replace Mr. McAvoy who could not serve as his current term on the board expires at the 2004 Annual Shareholders Meeting. This committee is comprised of independent, non-employee directors.

During 2003, a company controlled by Mr. Emmert served as general contractor for a building expansion at one of the Company's subsidiary banks. The total paid to Mr. Emmert's firm for such services was $172,042. The Board of Directors determined Mr. Emmert to be an independent director pursuant to SEC rules whose service on the Board and designated committees was in the best interests of the Company and its shareholders. The Board based their determination on the fact that the total paid to Mr. Emmert's firm for services performed was less than $200,000 and less than 5% of his firm's gross revenue for 2003. Additionally, the aforementioned services performed by his firm were provided as a result of competitive bids with outside companies which were reviewed, discussed and decided upon by the full Board of Directors except Mr. Emmert who was never present during such deliberations or votes. Approval of Mr. Emmert's company's final bid and contract was unanimously approved by the Board of Directors, including all independent, non-employee directors.

Compensation Committee Report

The Human Resource and Compensation Committee serves as the Company's compensation committee. The Committee policy is to seek to provide fair and competitive compensation, encourage the retention of highly qualified individuals and enhance shareholder value by encouraging stability, safety and increased profitability for the Company. This policy is intended to align the financial interest of the Company's and subsidiary banks' officers (including all executive officers of the Company) with those of the shareholders, as well as to create an atmosphere that recognizes the contribution and performance of each officer. In addition to merit-based promotions, the essential components of the compensation policy for the Company's executive officers are base compensation, cash bonuses and deferred compensation. The Company does not offer stock-based compensation.

The Committee considers many factors when determining compensation levels for executive officers. These factors include the extent to which each executive officer contributes to enhancement of shareholder value and comparisons of the Company's compensation of executive officers to the compensation paid to executive officers by other companies in the banking industry, including peer groups. The Committee also considers the extent to which each executive officer contributes to attainment of earnings targets for the Company and each subsidiary. Other factors include the executive officer's contribution to return on average equity, contribution to maintaining and enhancing earnings per share, contribution to the profitable growth of the Company, and contribution to improvements in quality of assets and, thus, quality of earnings. In determining the base compensation of the executive officers for 2003, the Committee considered all of the aforementioned factors, as well as the average officer and employee compensation percentage increase at the subsidiary banks.

In determining the compensation level for the Chief Executive Officer, the Committee specifically reviews trends in the Company's earnings per share, return on average equity, and strength of the balance sheet. It looks at the overall return to shareholders, including dividends paid and changes in the fair market value of the Company's stock. The Committee also assesses the CEO's effectiveness in leadership and communication skills, as demonstrated by the level at which the subsidiary banks attain their targets for earnings and asset quality, and the effectiveness of the strategic and operating planning process, which the CEO leads. During 2002, the Company's earnings per share increased 7.8%, cash dividends declared per share resulted in a yield on beginning of the year price of4.1%, total average assets grew 1.2%, and total shareholder return was over 23%. Return on average equity was 14.9%. Nonaccrualloans, renegotiated loans and loans past due 90 days or more increased $2,015,000 (262%) while net average loans increased a modest $183,000, or less than one percent.

This report submitted by the Human Resource and Compensation Committee:

  Beverly J. White, Chairperson
  Larry L. Emmert
  David R. Housley
  Victor G. McAvoy

Executive Compensation

The following table sets forth the remuneration paid or accrued for the past three years by the Company and its subsidiaries to the highest paid executive officers whose 2003 cash compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE

                                                                                           Long Term Compensation
                                                                                      ---------------------------------
                                                                                              Awards           Payouts
                                                       Annual Compensation            ----------------------  ---------
                                            ----------------------------------------- Restricted                         All Other
                                                                        Other Annual     Stock    Options or    LTIP      Compen-
Name and Principal Position(s)              Year  Salary $   Bonus $   Compensation $   Awards $    SARs#$    Payouts $  sation $(1)
------------------------------------------------------------------------------------------------------------------------------------
D. Scott Ingstad                            2003  179,100    12,313          - -          - -        - -        - -         36,681
Chairman, President & CEO                   2002  175,000    23,406          - -          - -        - -        - -         29,868
of the Company; Chairman,                   2001  173,400    21,935          - -          - -        - -        - -         23,088
President and CEO, First National
Bank of Muscatine

Kim K. Bartling                             2003  140,595     9,139          - -          - -        - -        - -         26,015
Director, Executive Vice                    2002  136,500    18,428          - -          - -        - -        - -         22,490
President, Chief Operating                  2001  132,500    16,475          - -          - -        - -        - -         17,558
Officer and Treasurer of the Company;
Director, EVP and CFO, First National
Bank of Muscatine; Director,
First National Bank in Fairfield

Stephen R. Cracker                          2003  104,000       - -          - -          - -        - -        - -         13,983
Director of the Company;                    2002  100,000     5,000          - -          - -        - -        - -         13,698
Director, President and CEO,                2001   92,865     2,437          - -          - -        - -        - -         11,437
First National Bank in Fairfield

Tim M. Nelson                               2003  113,467     9,645          - -          - -        - -        - -         17,097
Executive Vice President                    2002  109,333    13,940          - -          - -        - -        - -         14,033
and Senior Loan Officer,                    2001  105,600     9,000          - -          - -        - -        - -         11,045
First National Bank of
Muscatine

(1) Includes contributions to the employee stock ownership plan with 401(k) provisions totaling: $22,981 for Mr. Ingstad, $17,247 for Mr. Bartling, $11,699 for Mr. Cracker, and $13,598 for Mr. Nelson. Also includes matching contributions and interest earnings under the Company's deferred compensation plan totaling: $13,700 for Mr. Ingstad, $8,768 for Mr. Bartling, $2,284 for Mr. Cracker, and $3,499 for Mr. Nelson.

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                                       9

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibilities to stockholders concerning the Company's financial reporting and internal controls, and facilitates open communication among the Audit Committee, Board of Directors, outside auditors, and management. In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2003 Annual Report on Form 10-K with the Company's management and independent auditor. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditor is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Committee met privately with the independent auditor, and discussed issues deemed significant by the auditor, including those required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Committee discussed with the independent auditor its independence from Iowa First Bancshares Corp. and its management, including the matters in the written disclosures required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees), and considered whether the provision of non-audit services was compatible with maintaining the auditor's independence.

In reliance on the reviews and discussions outlined above, the Audit Committee has recommended to the Board that the audited financial statements be included in Iowa First Bancshares Corp.'s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

As discussed under "Director Independence and Corporate Governance" in this Proxy Statement, each member of the Audit Committee has been determined by the Board to be "independent" and "financially literate" in accordance with SEC Rules. Also, Mr. Heckman has been determined by the Board to be an "audit committee financial expert" under such rules.

This report submitted by the Audit Committee: Donald R. Heckman (Chairman), John "Jay" S. McKee and Beverly J. White.

Nominating Committee

The Nominating Committee is responsible for recommending to the full Board of Directors nominees to stand for election as Directors and to fill any vacancies which may occur from time to time. In addition, the Nominating Committee is responsible for considering any nominations for director submitted by shareholders and for reviewing the size and composition of the Board and the criteria for selecting nominees to the Board. The Committee also recommends to the full Board of Directors the chairmanship and composition of all Board committees. The Nominating Committee's actions are governed by a Charter, a copy of which is included as an exhibit to this proxy statement. The Committee identifies nominees for membership on the board of directors based upon their knowledge and expertise in the areas of general business, banking, accounting, management, marketing, lending, and legal matters. Additionally the Committee considers nominees' level of commitment to the communities in which the Company conducts its business, overall shareholder wealth creation, strong business ethics, as well as fair and just treatment of customers and employees.

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                                       10

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by McGladrey & Pullen, LLP for the audit of Iowa First Bancshares Corp.'s annual financial statements for the years ended December 31, 2003 and 2002, and fees billed for other services rendered by McGladrey & Pullen, LLP and RSM McGladrey, Inc. (an affiliate of McGladrey & Pullen, LLP).

                                                        2003              2002
                                                       -------------------------
Audit Fees (1) .............................           $83,722           $72,660
Audit-Related Fees (2) .....................             5,714             5,158
Tax Services (3) ...........................             6,999             5,700
All Other Fees (4) .........................            39,093            57,947

(1) Audit fees consist of fees for professional services rendered for the audit of Iowa First Bancshares Corp.'s financial statements and review of financial statements included in Iowa First Bancshares Corp.'s quarterly reports.

(2) Audit-related fees are fees principally for professional services rendered for the audit of Iowa First Bancshares Corp.'s employee benefit plan.

(3) Tax service fees consist of compliance fees for the preparation of original tax returns as well as tax consulting and planning related fees.

(4) Other services consist primarily of consulting services related to network administration support and intrusion testing.

Representatives of McGladrey & Pullen, LLP, independent auditors for the Company, will be present at the annual meeting, will have an opportunity to make any statement they desire, and will be available to respond to appropriate questions.

The Audit Committee has pre-approved all of the above services. The Audit Committee, after consideration of the matter, does not believe the rendering of these services by McGladrey & Pullen, LLP, to be incompatible with maintaining McGladrey & Pullen, LLP's independence as our principal accountant.

Employee Stock Ownership Plan with 401 (k) Provisions

The Company sponsors an employee stock ownership plan with 401 (k) provisions. An employee becomes a participant upon completing a minimum period of employment. Employee contributions up to 6% oftotal compensation per employee are matched by the employer at a rate of 50% of the employee contributed amount. Additionally, the employer may make discretionary profit-sharing contributions to the plan; total annual contributions cannot exceed the amount that can be deducted for federal income tax purposes. Participants may direct investment of the funds they have contributed to their individual accounts under the plan utilizing several fixed income and equity investment options. A portion of the discretionary profit-sharing contributions made by the Company or its subsidiaries for the participants may be directed for investment in common shares of the Company. Participant (but not Company) contributions are included in salary in the Summary Compensation Table. The Company and its subsidiaries contributed a cash total of $325,327 to this plan for 2003.

Performance Incentive Plans

In addition to base compensation, each executive officer of the Company and the subsidiaries has specific annual weighted goals which, if attained, will result in year-end cash performance incentive pay equal to 10% of base pay. The maximum annual payment under this incentive plan is 15% of base pay for each participant, for substantially exceeding the goals established. For the year ended December 31, 2003, amounts paid or accrued under this incentive plan totaled $46,303 which included $31,097 for executive officers of the Company as a group. Also, the Company and subsidiaries have discretionary performance incentive plans covering a majority of the officer level employees as well as other specific employees. These plans encourage improved efficiency and effectiveness of employees by increasing remuneration as a direct result of individual and organizational goal attainment. Payments made or accrued under all performance incentive plans, including the executive officer plan discussed above, totaled $167,346 for 2003.

Executive Employment Agreements

In order to advance the interests of the Company by enabling the Company to attract and retain the services of key executives upon which the successful operations of the Company are largely dependent, the Board of Directors tendered Employment and Change in Control Agreements to D. Scott Ingstad and Kim K. Bartling. An Employment Agreement was also tendered by the Board of Directors to Tim M. Nelson. See the Summary Compensation Table for information regarding the company positions held by these individuals.

The Employment Agreements are for a base term of two years and automatically renew unless 90 days notice of non-renewal is provided to the other party. If an executive's employment is terminated prior to the expiration of the Agreement or by the providing of notice of non-renewal, or if the executive is constructively discharged (for example, as a result of a reduction in responsibilities or compensation, or other breach of the Agreement by the Company), the executive is entitled to a severance benefit of : (1) twelve months base pay; (2) any vacation pay accrued but not yet taken; (3) an amount equal to the annual average past three years payment under the Performance Incentive Plan; (4) reimbursement of a portion of medical premiums paid by the executive such that the same "cost-sharing" basis provided at the date of termination is maintained.

Upon a change in control, as defined, the Change in Control Agreements become effective. The executive will, under the Agreement, remain employed by the Company for three years after the effective date or until executive's normal retirement date (the Employment Term), whichever is earlier. An executive who is terminated or constructively discharged after a change in control is entitled to the following for the remainder of the Employment Term: (1) base pay; (2)
payments under the Performance Incentive Plan; (3) perquisites to which the executive was entitled on the date of the change in control; and (4) contributions for benefits expected to be made to the Company's retirement plans.

Supplemental Compensation will also be provided to mitigate the effects of any excise taxes applicable to executive employment payments. Each executive is subject to a confidentiality agreement, and if the executive voluntarily terminates employment prior to a change in control or if executive's employment is terminated for cause, the executive will be subject to noncompetition and nonsolicitation agreements.

Deferred Compensation Agreements

The Company has entered into Deferred Compensation Agreements with certain directors and executive officers of the Company. Under the provisions of the agreements the directors and officers may defer a portion of their compensation each year. Based upon individual performance, if Board established performance targets are met, a match of up to 50% of the officers' deferrals (with an annual cap of $6,250 per participant) may be made by the Company. Related to the agreements, the Company has purchased various life insurance contracts. Interest on deferrals is computed at an annual rate equal to the taxable equivalent (determined using the Company's highest marginal tax bracket) of the highest yielding insurance contracts purchased by the Company related to the agreements. At December 31, 2003 the rate was 10%. Upon retirement, the director or officer will receive the deferral balance in 180 equal monthly installments. During the year ended December 31, 2003, the Company expensed $152,000 related to the agreements. As of December 31,2003, the liability related to the agreements totaled $494,000.

The Company currently has no Incentive Stock Option or Nonstatutory Stock Option plans.

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                                       12

Comparative Performance By The Company

The graph below compares cumulative total return of the Company's common stock with (i) the Russell 2000 Stock Index, and (ii) the Media General Financial Services, Inc. (MGFS) Index for the stocks of small banks and bank holding companies in the Midwestern United States selected by the Company as a peer group (representing seventeen companies each with total assets under, or slightly over, one billion dollars). In the Company's opinion, this index, which includes mainly smaller banking companies, affords a representative and meaningful comparison with Iowa First Bancshares Corp. The chart assumes an investment of $100 on January 1, 1999, in each of the Company's common stock, the Russell 2000 Stock Index, and the MGFS Index for the stocks of the selected bank peer group. Each year's performance is for the twelve months ended December
31. The index level for all series was set to 100.00 on January 1, 1999. The overall performance assumes dividend reinvestment throughout the period. The Company's common stock is thinly traded on the over-the-counter bulletin board and is not listed on any stock market exchange, thus the price used for the Company's common stock in the chart was the greater of the year-end bid price supplied by one of the brokerage firms which acts as a market maker for the Company or the appraisal price supplied by an independent appraiser. The data points used in the omitted graph are as follows:

                Comparison of Five Year Cumulative Total Return
                Among the Company, the Russell 2000 Index and a
                                Small Bank Index

                             12/31/1998  12/31/1999   12/31/2000  12/31/2001  12/31/2002  12/31/2003
                             -----------------------------------------------------------------------
Iowa First Bancshares Corp.    $100.00    $ 89.81      $ 75.97     $ 79.87     $ 98.39      $111.72
Peer Group Index Small Banks    100.00      83.68        65.48       85.19      103.43       131.64
Russell 2000 Index .........    100.00     119.59       114.43      115.60       90.65       131.78

Deadline for Shareholder Proposals for 2005 Annual Meeting

Proposals by shareholders intended to be presented at the 2005 annual meeting must be received at the Company's executive offices no later than November 18, 2004, to be included in the proxy statement and proxy form.

Deadline for Shareholder Nominations of Directors for 2005 Annual Meeting

Proposals by shareholders for vacant directorships intended to be presented at the 2005 annual meeting must be received at the Company's executive offices no later than November 18, 2004 to be included in the proxy statement and proxy form.

General

The entire cost of soliciting proxies for the annual meeting is paid by the Company. No solicitation other than by mail is contemplated; however officers and directors of the Company may solicit proxies by telephone or personal interview. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed by the company for their reasonable expenses.

The Board of Directors knows of no other matters which will be brought before the meeting, but, if other matters properly come before the meeting, the persons named in the proxy intend to vote the proxy according to their best judgment.

On written request to the undersigned at 300 East Second Street, Muscatine, Iowa 52761, the Company will provide, without charge to the shareholder, a copy of its Annual Report on Form 10-K, including financial statements and schedules, filed with the Securities and Exchange Commission for its most recent fiscal year.

Information set forth in this proxy statement is as of March 17, 2004, unless otherwise dated.


                                                           /s/ D. Scott Ingstad
                                                           ---------------------
Muscatine, Iowa                                            D. Scott Ingstad
March 18, 2004                                             Chairman of the Board

                                       13